Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 7, 2025

Supplementing that Certain

INDENTURE

Dated as of May 28, 2025

Among

KKR & CO. INC.

THE INITIAL GUARANTOR PARTY HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

5.100% Senior Notes due 2035

ARTICLE 2
Definitions and Other Provisions of General Application		4

Section 2.01.	Definitions.	4

ARTICLE 3
Security Forms		13

Section 3.01.	Form Generally.	13
Section 3.02.	Form of Note.	13
Section 3.03.	Transfer and Exchange of Global Securities.	25

ARTICLE 5
Redemption of Securities		28

Section 5.01.	Optional Redemption.	28

ARTICLE 6
Particular Covenants		29

Section 6.01.	Liens.	29
Section 6.02.	Obligation to Offer to Repurchase Upon a Change of Control Repurchase Event.	29
Section 6.03.	Financial Reports.	30

i

ARTICLE 7
[Reserved.]	31

ARTICLE 8
Supplemental Indentures		31

Section 8.01.	Supplemental Indentures without Consent of Holders of Notes.	31
Section 8.02.	Supplemental Indentures with Consent of Holders of Notes.	32

ARTICLE 9
Defeasance		33

Section 9.01.	Covenant Defeasance.	33

ARTICLE 10
Consolidation, Merger, Sale of Assets and Other Transactions		34

Section 10.01.	Company and Guarantors May Merge or Transfer Assets on Certain Terms.	34
Section 10.02.	Successor Person Substituted.	35

ii

Section 12.08.	Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes.	42

iii

This Second Supplemental Indenture, dated as of August 7, 2025 (the “Second Supplemental Indenture”), among KKR & Co. Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 30 Hudson Yards, New York, New York 10001 (the “Company”), KKR Group Partnership L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands (the “Initial Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Base Indenture (as hereinafter defined) and hereunder (the “Trustee”), supplements that certain Indenture, dated as of May 28, 2025, between the Company and the Trustee (the “Base Indenture” and, subject to Section 1.04 hereof, together with this Second Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company has heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s debt securities (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Base Indenture;

Section 901 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Base Indenture, (b) adding one or more guarantees for the benefit of Holders of the Securities and (c) adding to or changing any of the provisions to the Base Indenture in certain circumstances; and

The Company desires to create a series of Securities designated as its “5.100% Senior Notes due 2035” (the “Notes”) pursuant to the terms of this Second Supplemental Indenture.

The Company has duly authorized the execution and delivery of this Second Supplemental Indenture and the Notes to be issued from time to time, as provided for in the Indenture.

The Initial Guarantor has duly authorized its guarantee of the Notes (the “Guarantee”) and to provide therefor the Initial Guarantor has duly authorized the execution and delivery of this Second Supplemental Indenture.

All things necessary have been done to make this Second Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee under the Indenture and duly issued by the Company, the valid and legally binding obligations of the Company.

All things necessary have been done to make the Guarantee, upon execution and delivery of this Second Supplemental Indenture, the valid and legally binding obligations of the Initial Guarantor and to make this Second Supplemental Indenture a valid and legally binding agreement of the Initial Guarantor, in accordance with its terms.

ARTICLE 1
Issuance of Securities

Section 1.01.          Issuance of Notes; Principal Amount; Maturity; Title.

(a)          On August 7, 2025, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Initial Notes substantially in the form set forth in Section 3.02 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Second Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officer executing such Notes, as evidenced by the execution of such Notes.

(b)          Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of Securities designated as the “5.100% Senior Notes due 2035” of the Company (as amended or supplemented from time to time, that are issued under the Indenture, including both the Initial Notes and the Additional Notes (as defined below), if any, the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Base Indenture.

(c)          The Initial Notes to be issued pursuant to the Indenture shall be issued and initially limited in aggregate principal amount to $900,000,000 and shall mature on the Stated Maturity, unless the Notes are redeemed prior to that date as described in Article 5. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $900,000,000, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered.

(d)          The Company may without the consent of the Holders, issue additional Notes hereunder as part of the same series and on the same terms and conditions (and having the same Guarantors) and with the same CUSIP, ISIN and Common Code numbers as the Initial Notes initially issued, but may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date (“Additional Notes”); provided that if any Additional Notes are issued at a price that causes such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the United States Internal Revenue Code of 1986, as amended, and regulations of the United States Department of Treasury thereunder (the “Code”) or if any Additional Notes are not otherwise fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall not have the same CUSIP, ISIN or Common Code number as the Initial Notes.

(e)          The Notes shall be issued only in book-entry form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Section 1.02.          Interest.

(a)          Subject to applicable law and subject to Article 7 of this Supplemental Indenture, interest on the Notes will accrue at an annual rate equal to 5.100%, from, and including, the date specified on the face of such Note, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date (as defined below), the Stated Maturity or the Redemption Date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b)          The Company shall pay interest on the Notes semi-annually in arrears on February 7 and August 7 of each year (each, an “Interest Payment Date”), commencing February 7, 2026, provided that the final Interest Payment Date of the Notes shall be the Stated Maturity.

(c)          Interest shall be paid on each Interest Payment Date to the record Holders of the Notes as of the close of business on the Regular Record Date.

(d)          Amounts due on the Stated Maturity or earlier Redemption Date or Repurchase Price Payment Date of the Notes will be payable at the corporate trust office of the Trustee, initially at 500 Ross Street, Suite 625, Pittsburgh, PA 15262, Attention: BNY Corporate Trust, Transfers/Redemptions, except as otherwise provided in the Notes. The Company shall make payments of principal, premium, if any, interest, Redemption Price or Repurchase Price (as defined below) in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Trustee will initially act as Paying Agent for payments with respect to the Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company shall be required to maintain a Paying Agent in each Place of Payment for the Notes. Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may require Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes. All moneys paid by the Company to a Paying Agent for the payment of principal, premium, interest, Redemption Price or Repurchase Price on Notes which remain unclaimed at the end of two years after such principal, premium, interest, Redemption Price or Repurchase Price has become due and payable will be repaid to the Company upon request, and the Holder of such Notes thereafter may look only to the Company for payment thereof.

(e)          If any Interest Payment Date, Stated Maturity, earlier Redemption Date or Repurchase Price Payment Date falls on a day that is not a Business Day in The City of

New York, the Company shall make the required payment of principal, premium, if any, interest, Redemption Price or Repurchase Price with respect to the Notes on the next succeeding Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity, earlier Redemption Date or Repurchase Price Payment Date, as the case may be, to such next succeeding Business Day.

Section 1.03.          Payment.

All payments of principal of, the Redemption Price or Repurchase Price (if any) for and interest on the Notes will be payable in U.S. dollars.

Section 1.04.          Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

Section 1.05.          Amendments to the Indenture.

(a) the definition of “Business Day” under Section 101 of the Base Indenture shall be amended and restated as follows:

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in New York, New York are authorized or obligated by law, regulation or executive order to close.

ARTICLE 2
Definitions and Other Provisions of General Application

Section 2.01.          Definitions.

For all purposes of this Second Supplemental Indenture (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires):

(a)          any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Second Supplemental Indenture;

(b)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c)          “including” means including without limitation;

(d)          “dollars” and “$” refer to U.S. dollars; and

(e)          unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements and instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

The terms defined in this Section 2.01 (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires) for all purposes of this Second Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.01. All other terms used in this Second Supplemental Indenture that are defined in the Base Indenture, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture, as in force at the date of this Second Supplemental Indenture as originally executed; provided that any term that is defined in both the Base Indenture and this Second Supplemental Indenture shall have the meaning assigned to such term in this Second Supplemental Indenture.

“2061 Subordinated Notes” means the $500,000,000 aggregate principal amount of 4.625% Subordinated Notes due 2061 issued by KKR Group Finance Co. IX LLC, an indirect finance subsidiary of the Company.

“2065 Subordinated Notes” means the $590,000,000 aggregate principal amount of 6.875% Subordinated Notes due 2065 issued by the Company.

“Additional Notes” has the meaning specified in Section 1.01(d).

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depositary or DTC, in each case to the extent applicable to such transaction and as in effect from time to time.

“Applicable Law” has the meaning specified in Section 12.07.

“Below Investment Grade Rating Event” means the ratings on the Notes are lowered in respect of a Change of Control and the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60 day period the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Company will request the Rating Agencies to make such confirmation in connection with any Change of Control and shall promptly certify to the Trustee as to whether or not such confirmation has been received or denied.

“Change of Control” means the occurrence of the following:

i.
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Credit Group taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing KKR Person; or

ii.
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing KKR Person, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the controlling interests in (i) the Company or (ii) one or more Guarantors that together hold all or substantially all of the assets of the Credit Group taken as whole.

For the avoidance of doubt, any event or action contemplated by, or taken in furtherance of consummating the transactions contemplated by and in compliance with, the Reorganization Agreement as in effect on the initial issue date of the Notes will not constitute a Change of Control.

“Change of Control Offer” has the meaning specified in Section 6.02(a).

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Close of Business” means 5:00 p.m., New York City time.

“Code” has the meaning specified in Section 1.01(c).

“Commission” means the Securities and Exchange Commission or any successor entity.

“Continuing KKR Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who (a) is an executive of the KKR Group, (b) devotes substantially all of his or her business and professional time to the activities of the KKR Group and (c) did not become an executive of the KKR Group or begin devoting substantially all of his or her business and professional time to the activities of the KKR Group in contemplation of a Change of Control, or (ii) any

Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests.

“Covenant Defeasance” has the meaning specified in Section 9.01(b).

“Credit Group” means the Credit Parties and the Credit Parties’ direct and indirect Subsidiaries (to the extent of their economic ownership interest in such Subsidiaries) taken as a whole.

“Credit Parties” means the Company and the Guarantors.

 “Credit Party Jurisdiction” means a jurisdiction where a Credit Party is incorporated or considered to be a resident for tax purposes, if other than the United States.

“DTC” means The Depository Trust Company, a New York corporation.

“EDGAR” has the meaning specified in Section 6.03(a).

“Event of Default” has the meaning specified in Section 4.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means indebtedness incurred under (i) the Third Amended and Restated Credit Agreement dated as of July 3, 2024 among Kohlberg Kravis Roberts & Co. L.P. and the Initial Guarantor, as borrowers, the other borrowers from time to time party thereto, the Company, as a guarantor, the other guarantors from time to time party thereto, the lenders party thereto, and HSBC Bank USA, National Association, as administrative agent; (ii) the Fourth Amended and Restated 5-Year Revolving Credit Agreement dated as of April 4, 2024 among KKR Capital Markets Holdings L.P. and certain of its subsidiaries, as borrowers, the lenders party thereto, and Mizuho Bank, Ltd., as administrative agent; and (iii) the 364-Day Revolving Credit Agreement dated as of April 2, 2025 among KKR Capital Markets Holdings L.P. and certain of its subsidiaries, as borrowers, the lenders party thereto, and Mizuho Bank Ltd., as administrative agent; and in the case of each of clauses (i), (ii) and (iii) above, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, notes, debentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that alters the maturity or interest rate thereof, provided that the aggregate principal amount of Existing Indebtedness outstanding at any one time shall not exceed $2.750 billion.

“FATCA Withholding Tax” shall mean any Tax withheld or deducted pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively comparable), any regulations or agreements thereunder or official interpretations thereof, or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law, regulation or other official guidance implementing such an intergovernmental agreement).

“FinCo Notes” means, collectively, the FinCo Senior Notes and the 2061 Subordinated Notes.

“FinCo Senior Notes” means, collectively, senior notes issued by various indirect finance subsidiaries of the Company as follows: (i) the $500,000,000 aggregate principal amount of 5.500% Senior Notes due 2043 issued by KKR Group Finance Co. II LLC, (ii) the $1,000,000,000 aggregate principal amount of 5.125% Senior Notes due 2044 issued by KKR Group Finance Co. III LLC, (iii) the ¥10,300,000,000 aggregate principal amount of 1.595% Senior Notes due 2038 issued by KKR Group Finance Co. IV LLC, (iv) the €650,000,000 aggregate principal amount of 1.625% Senior Notes due 2029 issued by KKR Group Finance Co. V LLC, (v) the $750,000,000 aggregate principal amount of 3.750% Senior Notes due 2029 issued by KKR Group Finance Co. VI LLC, (vi) the $500,000,000 aggregate principal amount of 3.625% Senior Notes due 2050 issued by KKR Group Finance Co. VII LLC, (vii) the $750,000,000 aggregate principal amount of 3.500% Senior Notes due 2050 issued by KKR Group Finance Co. VIII LLC, (viii) the $750,000,000 aggregate principal amount of 3.250% Senior Notes due 2051 issued by KKR Group Finance Co. X LLC, (ix) the ¥36,400,000,000 aggregate principal amount of 1.054% Senior Notes due 2027, ¥4,900,000,000 aggregate principal amount of 1.244% Senior Notes due 2029, ¥6,200,000,000 aggregate principal amount of 1.437% Senior Notes due 2032, ¥7,500,000,000 aggregate principal amount of 1.553% Senior Notes due 2034, ¥5,500,000,000 aggregate principal amount of 1.795% Senior Notes due 2037, ¥44,700,000,000 aggregate principal amount of 1.428% Senior Notes due 2028, ¥1,800,000,000 aggregate principal amount of 1.614% Senior Notes due 2030, ¥1,500,000,000 aggregate principal amount of 1.939% Senior Notes due 2033, ¥3,000,000,000 aggregate principal amount of 2.312% Senior Notes due 2038, ¥4,500,000,000 aggregate principal amount of 2.574% Senior Notes due 2043, ¥6,000,000,000 aggregate principal amount of 2.747% Senior Notes due 2053, ¥44,600,000,000 aggregate principal amount of 1.559% Senior Notes due 2029, ¥1,000,000,000 aggregate principal amount of 1.762% Senior Notes due 2031, ¥26,200,000,000 aggregate principal amount of 2.083% Senior Notes due 2034, ¥10,000,000,000 aggregate principal amount of 2.719% Senior Notes due 2044 and ¥9,600,000,000 aggregate principal amount of 3.008% Senior Notes due 2054 issued by KKR Group Finance Co. XI LLC, and (x) the $750,000,000 aggregate principal amount of 4.850% Senior Notes due 2032 issued by KKR Group Finance Co. XII LLC.

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“Global Atlantic Indebtedness” means, collectively, the (i) $2,550,000,000 aggregate principal amount of senior notes, with weighted average interest rate of 5.67%

per annum, issued by Global Atlantic (Fin) Company, an indirect subsidiary of the Company (“GA FinCo”), (ii) $1,350,000,000 aggregate principal amount of subordinated notes, with weighted average interest rate of 6.14% per annum, issued by GA FinCo, and (iii) the Credit Agreement, dated as of May 7, 2024, among Global Atlantic Limited (Delaware), GA FinCo, the guarantors party thereto from time to time, the lenders from time to time party thereto, Wells Fargo Bank, N.A., as administrative agent, and the other agents and arrangers party thereto.

“Guarantee” has the meaning specified in the fifth recital of this Second Supplemental Indenture and more particularly means any Guarantee made by each of the Guarantors as set for in Article 11 hereof.

“Guarantors” means each of (i) the Initial Guarantor and (ii) in the future, any New KKR Entity that becomes a Guarantor pursuant to Article 11 hereof, but in each case excluding Persons who cease to be Guarantors in accordance with this Indenture.

“Initial Notes” means Notes in an aggregate principal amount of $900,000,000 initially issued under this Second Supplemental Indenture in accordance with Section 1.01(c).

“Insignificant Guarantor” means a Guarantor (or a group of Guarantors taken together) that would not, on a combined and consolidated basis and taken as a whole together with all then-existing Non-Guarantor Entities designated pursuant to clause (ii) of the definition of Non-Guarantor Entity set forth in Section 11.10, constitute a Significant Subsidiary.

“Interest Payment Date” has the meaning specified in Section 1.02(b).

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“KCM Indebtedness” means the indebtedness under the credit agreements referenced in clauses (ii) and (iii) of the definition of the Existing Indebtedness.

“KFN Notes” means, collectively, the (i) $500,000,000 aggregate principal amount of 5.500% Notes due 2032, (ii) $120,000,000 aggregate principal amount of 5.200% Senior Notes due 2033, (iii) $70,000,000 aggregate principal amount of 5.400% Senior Notes due 2033 and (iv) $258.5 million aggregate principal amount of Junior Subordinated Notes which mature between 2036 and 2037, each issued by KKR Financial Holdings LLC, an indirect subsidiary of the Company.

“KKR Group” means KKR Group Partnership, the direct and indirect parents (including, without limitation, general partners) of KKR Group Partnership (the “Parent Entities”), any direct or indirect subsidiaries of the Parent Entities or KKR Group

Partnership, the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the KKR Group (“KKR Fund”) and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which a KKR Fund has an investment.

“KKR Group Partnership” means KKR Group Partnership L.P., the Initial Guarantor.

“New KKR Entity” means any direct or indirect subsidiary of the Company other than (i) a then-existing Guarantor, (ii) any Person in which the Company directly or indirectly owns its interest through one or more then-existing Guarantors, (iii) any Person through which the Company directly or indirectly owns its interests in one or more then-existing Guarantors, or (iv) any Person if such Person’s guarantee of the obligations of the Company pursuant to the Notes and the Indenture would be reasonably likely to result in material and adverse tax consequences to the Company, the Initial Guarantor, or any other Guarantor as determined by the Company or the Initial Guarantor in good faith.

“Non-Guarantor Entity” has the meaning specified in Section 11.10(c).

“Non-Guarantor Limitation” has the meaning specified in Section 11.10(c).

“Notes” has the meaning specified in Section 1.01(b).

“Par Call Date” has the meaning specified in Section 5.01(a).

“Permitted Jurisdictions” has the meaning specified in Section 10.01(b)(i).

“Permitted Liens” means (a) liens on voting stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Subsidiary of the Company or is merged into a direct or indirect Subsidiary of the Company (provided such liens are not created or incurred in connection with such transaction and do not extend to any other Subsidiary), (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) other liens of a similar nature as those described in subclauses (a) and (b) above, and (d) liens granted under Existing Indebtedness.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Prospectus Supplement” means the Company’s prospectus supplement, dated August 4, 2025, relating to the Notes.

“Rating Agency” means:

i.	each of Fitch and S&P; and

ii.
if either of Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) the Exchange Act selected by the Company as a replacement agency for Fitch or S&P, or both, as the case may be.

“Registrar” means the Security Registrar for the Notes, which shall initially be The Bank of New York Mellon Trust Company, N.A., or any successor entity thereof, subject to replacement as set forth in the Base Indenture.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the January 23 or July 23 immediately preceding the relevant Interest Payment Date (whether or not a Business Day).

“Relevant Jurisdiction” means the United States, any Credit Party Jurisdiction, and any Successor Person Jurisdiction.

“Reorganization Agreement” means the Reorganization Agreement, dated as of October 8, 2021, by and among the Company, KKR Holdings L.P., KKR Management LLP, KKR Associates Holdings L.P. and the other parties thereto.

“Repurchase Price” has the meaning specified in Section 6.02(a).

“Repurchase Price Payment Date” has the meaning specified in Section 6.02(c).

“Revolving Credit Facility” means the senior unsecured multicurrency revolving credit facility provided pursuant to the Third Amended and Restated Credit Agreement, dated as of July 3, 2024, among Kohlberg Kravis Roberts & Co. L.P., KKR Group Partnership, the guarantors party thereto from time to time, the lenders party thereto from time to time, and HSBC Bank USA, National Association, as administrative agent.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Significant Subsidiary” means a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act or any successor provision) of the Company.

“Stated Maturity” means August 7, 2035.

“Successor Person” has the meaning specified in Section 10.01(b)(i).

“Successor Person Jurisdiction” means a jurisdiction where a Successor Person is incorporated or considered to be a resident for tax purposes, if other than the United States.

“Substantially All Merger” means a merger or consolidation of one or more Credit Parties with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Credit Group taken as a whole to a Person that is not within the Credit Group immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person in one or a series of related transactions, directly or indirectly, of all or substantially all of the combined assets of the Credit Group taken as a whole to a Person that is not within the Credit Group immediately prior to such transaction.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM or any successor designation is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call

Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

ARTICLE 3
Security Forms

Section 3.01.          Form Generally.

(a)          The Notes shall be in substantially the form set forth in Section 3.02 of this Article 3, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Second Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistent herewith, be determined by the Officer executing such Notes, as evidenced by the execution thereof. All Notes shall be in book-entry form.

(b)          The Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officer of the Company executing such Notes, as evidenced by the execution of such Notes.

(c)          Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities in definitive, book-entry form without interest coupons. Each such Global Security shall be duly executed by the Company, authenticated and delivered by the Trustee and shall be registered in the name of DTC as Depositary, or its nominees, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Securities will be shown on, and transfers will only be made through, the records maintained by DTC and its participants.

Section 3.02.          Form of Note.

[FORM OF FACE OF NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE

FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[FORM OF 5.100% SENIOR NOTE DUE 2035]

KKR & CO. INC.

5.100% SENIOR NOTE DUE 2035

No.	Principal Amount $
CUSIP NO. 48251WAB0
ISIN NO. US48251WAB00

KKR & Co. Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any Successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                 U.S. dollars ($          ), or such other principal amount as shall be set forth in the Schedule of Increases and Decreases in Note attached hereto, on August 7, 2035 (the “Maturity Date”) and to pay interest thereon, from August 7, 2025, or from the most recent Interest

Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be February 7 and August 7 of each year, commencing February 7, 2026, at the per annum rate of 5.100% (the “Note Interest Rate”), until the principal hereof is paid or made available for payment.

For the purposes of this Note, the term “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in New York, New York are authorized or obligated by law, regulation or executive order to close.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the January 23 or July 23 immediately preceding the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of principal of, and premium, if any, and interest on this Note will be made at the Trustee, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments, subject to surrender of such Note at the Trustee, except in the case of installments of interest, by wire transfer of immediately available funds to a United States Dollar account maintained in New York, New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds U.S. $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing or causing to be mailed a check to such Holder’s registered address.

The Notes constitute the direct, unconditional, unsecured and unsubordinated general obligations of the Company and shall at all times rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations of the Company or the relevant Guarantor, including (i) the Company’s and the Initial Guarantor’s respective guarantees of the FinCo Senior Notes and (ii) the Company’s obligations as a guarantor and the Initial Guarantor’s obligations as a borrower under the Revolving Credit Facility, rank senior in right of payment to all existing and future subordinated indebtedness, liabilities and other obligations of the Company or the relevant Guarantor, including (i) the Company’s obligations as the issuer and the Initial Guarantor’s obligations as a guarantor of the 2065 Subordinated Notes and (ii) the Company’s and the Initial Guarantor’s respective guarantees of the 2061 Subordinated Notes, be effectively subordinated to all existing and future secured indebtedness of the Company or the relevant Guarantor, to the extent of the value of the assets securing such indebtedness; and be structurally subordinated in right of payment to all existing and future indebtedness (including the FinCo Notes, the KFN Notes, the Global Atlantic Indebtedness and the KCM Indebtedness), liabilities and other obligations of each subsidiary of the Company or the relevant Guarantor that does not guarantee the Notes.

The Securities are not redeemable prior to the Maturity Date, except as set forth on the reverse of this Note and will not be subject to any sinking fund.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

KKR & Co. Inc.

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

1.          Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “5.100% Senior Notes due 2035” (herein called the “Notes”), issued under a Second Supplemental Indenture, dated as of August 7, 2025 (the “Second Supplemental Indenture”), to an indenture, dated as of May 28, 2025 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and herein with the Second Supplemental Indenture, collectively, the “Indenture”), among the Company, the Initial Guarantor named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Initial Guarantor, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of the Initial Notes Outstanding at any time may not exceed $900,000,000 in aggregate principal amount, except for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered. The Second Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

2.           Optional Redemption. In the manner and under the circumstances set forth in the Indenture, the Company may, at its option, redeem the Notes on notice given at least 10 days but not more than 60 days before the Redemption Date to each Holder of such Notes to be redeemed:

(a)          Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(i)     the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed discounted to the Redemption Date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b)  interest accrued to the Redemption Date, and

(ii)    100% of the principal amount of the Notes being redeemed,

plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

(b)          On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(c)          The Company shall give the Trustee notice of the Redemption Price with respect to any redemption pursuant to the preceding paragraph as soon as practicable after the calculation thereof and the Trustee shall have no responsibility for such calculation.

(d)          Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.

3.          [Reserved.]

4.          Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

5.          Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal so declared due and payable, all obligations of the Company in respect of the payment of the principal of and interest on the Notes shall terminate.

No Holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default, specifying an Event of Default, as required under the Indenture; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such

Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed or provided for herein.

6.          Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7.          Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes (except as otherwise provided in the Indenture), whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

8.          Guarantee. As expressly set forth in the Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Indenture.

9.          Governing Law. THE INDENTURE, THIS SECURITY AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE COMPANY, THE GUARANTORS AND THE TRUSTEE AGREE THAT ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, AND THE COMPANY, THE GUARANTORS AND HOLDERS OF THE SECURITIES AGREE THAT ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE SECURITIES, MAY BE INSTITUTED, BROUGHT AND ENFORCED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, OTHER THAN WITH RESPECT TO A CAUSE OF ACTION ARISING UNDER THE SECURITIES ACT, IF SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, THE SUPREME COURT OF NEW YORK COUNTY (COMMERCIAL DIVISION) IN THE STATE OF NEW YORK OF THE STATE OF NEW YORK), WHICH WILL BE THE EXCLUSIVE FORUM FOR ANY SUCH ACTIONS, SUITS OR PROCEEDINGS, EXCEPT THAT ANY ACTION, SUIT OR PROCEEDING ASSERTING A CAUSE OF ACTION ARISING UNDER THE EXCHANGE ACT MAY ALSO BE BROUGHT AND ENFORCED IN ANY FEDERAL DISTRICT COURT OF THE UNITED STATES, WHICH WILL BE THE EXCLUSIVE FORUM FOR SUCH ACTIONS, SUITS OR PROCEEDINGS. HOLDERS OF THE SECURITIES WILL BE DEEMED TO HAVE CONSENTED TO THE JURISDICTION OF SUCH COURTS AND HAVE WAIVED ANY OBJECTION THAT SUCH COURTS REPRESENT AN INCONVENIENT FORUM FOR ANY SUCH SUIT, ACTION OR PROCEEDING.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)
TEN ENT (= tenants by the entireties (Cust))
JT TEN (= joint tenants with right of survivorship and not as tenants in common)
UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

[SCHEDULE OF INCREASES AND DECREASES IN NOTE
KKR & CO. INC.

5.100% Senior Note due 2035

The initial principal amount of this Note is $                             . The following increases or decreases in this Note have been made:

Date	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized officer of Trustee][1]

1 Insert for Global Securities only

Section 3.03.          Transfer and Exchange of Global Securities.

(a)          The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in the Indenture and in the Global Security) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Security to another Global Security shall deliver to the Security Registrar a duly completed Assignment Form in the form attached to the Global Security, any applicable certifications or opinions required by the Assignment Form and a written order given in accordance with the Applicable Procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Security. The Security Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Security and to debit the account of the Person making the transfer the beneficial interest in the Global Security being transferred.

(b)          If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Security from which such interest is being transferred.

ARTICLE 4
Remedies

Section 4.01.          Events of Default.

(a)          “Event of Default” means, wherever used herein with respect to the Notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)     an Event of Default pursuant to Section 501 of the Base Indenture;

(ii)    the Company’s failure to pay any interest on the Notes when due and payable continued for 30 days; or

(iii)   the Company’s failure to pay the Repurchase Price when due in connection with a Change of Control Repurchase Event.

(iv)   any Credit Party defaults in the performance of, or breaches, any of its covenants and agreements in respect of the Notes contained in this Indenture or in the Notes (other than those referred to in (1), (2) or (3) of Section 501 of the Base Indenture), and such default or breach continues for a period of 90 days after the notice specified in Article V of the Base Indenture;

(v)    the Company or any Guarantor (other than an Insignificant Guarantor), pursuant to or within the meaning of the Bankruptcy Law (as defined below):

(A)          commences a voluntary case or proceeding;

(B)          consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)          consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors;

(E)          files a petition in bankruptcy or answer or consent seeking reorganization or relief;

(F)          consents to the filing of such petition or the appointment of or taking possession by a Custodian; or

(G)          takes any comparable action under any foreign laws relating to insolvency;

(vi)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or any Guarantor (other than an Insignificant Guarantor) in an involuntary case, or adjudicates the Company or any Guarantor (other than an Insignificant Guarantor) insolvent or bankrupt;

(B)          appoints a Custodian of the Company or any Guarantor (other than an Insignificant Guarantor) or for all or substantially all of the property of the Company or any Guarantor (other than an Insignificant Guarantor); or

(C)          orders the winding-up or liquidation of the Company or any Guarantor (other than an Insignificant Guarantor) (or any similar relief is granted under any foreign laws),

and the order or decree remains unstayed and in effect for 90 days; or

(vii)  except as otherwise provided herein, a Guarantee of any Guarantor (other than an Insignificant Guarantor) ceases to be in full force and effect or is declared to be null and void and unenforceable or such Guarantee is found to be invalid or a Guarantor (other than an Insignificant Guarantor) denies its liability under its Guarantee (other than by reason of release of such Guarantee in accordance with the terms of this Indenture).

Section 4.02.          Waiver of Past Defaults.

(a)          Section 512 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 512 in the Base Indenture shall instead be deemed to refer to this Section 4.02.

(b)          The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder with respect to the Notes and its consequences, except a default

(i)     in the payment of the principal of or interest on any Note; or

(ii)    in respect of a covenant or provision hereof or of the Base Indenture which under Article 8 hereof or under Article IX of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected, provided that there had been paid or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such default or Event of Default.

(c)          Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Second Supplemental Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 4.03.          Waiver of Usury, Stay or Extension Laws.

(a)          Section 512 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 512 in the Base Indenture shall instead be deemed to refer to this Section 4.03.

(b)          Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 5
Redemption of Securities

Section 5.01.          Optional Redemption.

(a)          Prior to May 7, 2035 (three months prior to the Stated Maturity) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(i)     the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed discounted to the Redemption Date (assuming the Notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b)  interest accrued to the Redemption Date, and

(ii)    100% of the principal amount of the Notes being redeemed,

plus, in either case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

(b)          On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(c)          The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE 6
Particular Covenants

Section 6.01.          Liens.

The Credit Parties shall not create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Subsidiaries, without providing that the Notes (together with, if the Credit Parties shall so determine, any other indebtedness of, or guarantee by, the Credit Parties ranking equally with the Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities. This Section 6.01 shall not limit the ability of the Credit Parties to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of their respective Subsidiaries.

Section 6.02.          Obligation to Offer to Repurchase Upon a Change of Control Repurchase Event.

(a)          If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Article 5 of this Second Supplemental Indenture, the Company will make an offer to each Holder of Notes to repurchase all or any part of that Holder’s Notes (the “Change of Control Offer”) at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase (the “Repurchase Price”).

(b)          In connection with any Change of Control related to a Change of Control Repurchase Event and any particular reduction in the ratings on the Notes, the Company shall request from the Rating Agencies each such Rating Agency’s written confirmation that such reduction in the ratings on the Notes was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of any Below Investment Grade Rating Event). The Company shall promptly certify to the Trustee as to whether or not such confirmation has been received or denied.

(c)          Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will give notice to each Holder of Notes, with a written copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Repurchase Price Payment Date”). The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(d)          On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(i)     accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)    deposit with the Paying Agent an amount equal to the Repurchase Price in respect of all Notes or portions of Notes properly tendered; and

(iii)   deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Repurchase Price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note representing any unpurchased portion of any Notes surrendered will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

(e)          Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 6.03.          Financial Reports.

(a)          Section 704 of the Base Indenture shall apply to the reports, information, and documents delivered under this Section 6.03.

(i)     For so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide (or cause its Affiliates to provide) to the Trustee, unless available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or successor system) (“EDGAR”), within 15 days after the Company files the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. The Trustee may conclusively presume, and shall incur no liability in such presumption, that the Company has not filed any such reports, information, documents and other reports with the Commission that are not available on EDGAR unless and until it shall have received written notice from the Company to the contrary.

(ii)    Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officer’s Certificate). The Trustee shall have no obligation to determine if and when the Company’s information is available on EDGAR and the Trustee shall have no obligation to obtain any reports that are posted on EDGAR. The Company shall either provide the Trustee with prompt written notification at such time that the Company ceases to be a reporting company or continue to provide the Trustee the information as set forth in this section.

ARTICLE 7
[Reserved.]

ARTICLE 8
Supplemental Indentures

Section 8.01.          Supplemental Indentures without Consent of Holders of Notes.

For the purposes of the Base Indenture and this Second Supplemental Indenture, no amendment to cure any ambiguity, defect or inconsistency in this Second Supplemental Indenture, the Base Indenture or the Notes made solely to conform this Second Supplemental Indenture, the Base Indenture or the Notes to the Description of the Notes contained in the Company’s Prospectus Supplement to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this Second Supplemental Indenture, the Base Indenture or the Notes, shall be deemed to adversely affect the interests of the Holders of any Notes.

Section 8.02.          Supplemental Indentures with Consent of Holders of Notes.

(a)          Section 902 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 902 in the Base Indenture shall instead be deemed to refer to this Section 8.02.

(b)          With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture (including consents obtained in connection with a tender offer or exchange for the Notes), by Act of said Holders delivered to the Company, the Guarantors and the Trustee, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such Notes under the Indenture; provided, however, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(i)     change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note;

(ii)    reduce the principal amount of any Note which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Base Indenture, or reduce the rate of or extend the time of payment of interest on any Note;

(iii)   subordinate the Notes or any Note Guarantee to any other obligation of the Company or the applicable Guarantor;

(iv)   reduce any premium payable upon the redemption of or change the date on which any Note may or must be redeemed;

(v)    change the coin or currency in which the principal of or premium, if any, or interest on any Note is payable;

(vi)   change the date on which any Note may or must be redeemed;

(vii)  impair the right of any Holder to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment, on or after the Redemption Date or a Repurchase Price Payment Date, as applicable);

(viii) reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for modification or amendment of this Second Supplemental Indenture or the Base Indenture or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Base Indenture or this Second Supplemental Indenture or certain defaults thereunder and hereunder and their consequences) provided for in the Base Indenture and this Second Supplemental Indenture;

(ix)   modify any of the provisions of this Section 8.02 or Section 512 or Section 1005 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to the “Trustee” and concomitant changes in this Section 8.02 and Section 1005 of the Base Indenture, or the deletion of this proviso, in accordance with the requirements of Sections 611 and 901(7) of the Base Indenture;

(x)    modify the terms of any Guarantee in a manner adverse to the Holders of the Notes; or

(xi)   modify clauses (a) through (j) above.

(c)          It shall not be necessary for any Act of Holders under this Section 8.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

(d)          A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities other than the Notes, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of the Notes.

(e)          In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, and subject to and in accordance with the provisions of Section 1005 of the Base Indenture, waive compliance with the Credit Parties’ covenants described under Sections 6.01 and 6.03 of this Second Supplemental Indenture and Article VIII and Section 1402 of the Base Indenture (other than any covenant, a modification to which under clause (e) of this Section 8.02 would require the consent of the Holder of each Outstanding Note affected thereby).

ARTICLE 9
Defeasance

Section 9.01.          Covenant Defeasance.

(a)          Section 1303 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 1303 in the Base Indenture shall instead be deemed to refer to this Section 9.01.

(b)          Upon the Company’s exercise of its option, if any, to have Section 1303 of the Base Indenture applied to the Notes, or if Section 1303 of the Base Indenture shall otherwise apply to the Notes, (1) the Company and the Guarantors shall be released from their respective obligations and any covenants provided pursuant to Article 6 of this

Second Supplemental Indenture and Section 301(18), Section 801, Section 901(1) or Section 901(12) and Article 11 of this Second Supplemental Indenture for the benefit of the Holders of the Notes and (2) the occurrence of any event specified in Section 501(4) and Section 501(8) shall be deemed not to be or result in an Event of Default, in each case with respect to the Notes and the related Guarantees as provided in Section 1303 of the Base Indenture on and after the date the conditions set forth in Section 1304 of the Base Indenture are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes and Guarantees thereof, each of the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section, whether directly or indirectly by reason of any reference elsewhere herein or in the Base Indenture to any such Section or by reason of any reference in any such Section to any other provision herein or in the Base Indenture or in any other document, but the remainder of the Base Indenture, this Second Supplemental Indenture and such Notes and Guarantees thereof shall be unaffected thereby.

ARTICLE 10
Consolidation, Merger, Sale of Assets and Other Transactions

Section 10.01.       Company and Guarantors May Merge or Transfer Assets on Certain Terms.

(a)          Section 801 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 801 in the Base Indenture shall instead be deemed to refer to this Section 10.01.

(b)          None of the Credit Parties shall be a party to a Substantially All Merger or participate in a Substantially All Sale, unless:

(i)     such Credit Party is the surviving Person, or the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale has been made (the “Successor Person”) is organized under the laws of the United States or any state thereof, or, other than with respect to the Company, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, a member country of the Organisation for Economic Co-operation and Development or any political subdivision of any of the foregoing (together with the United States or any state thereof, the “Permitted Jurisdictions”), and has expressly assumed by supplemental indenture all of the obligations of such Credit Party under this Indenture;

(ii)    immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

(iii)   the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and any supplemental indenture relating thereto comply with this Indenture and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(c)          For as long as any Notes remain outstanding each of the Credit Parties must be organized under the laws of a Permitted Jurisdiction.

Section 10.02.       Successor Person Substituted.

(a)          Section 802 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 802 in the Base Indenture shall instead be deemed to refer to this Section 10.02.

(b)          Upon the consummation of a transaction contemplated by and consummated in accordance with Section 10.01, the Successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Credit Party under this Indenture, with the same effect as if such Successor Person had been an original party to this Indenture, and, except in the case of a lease, the applicable Credit Party shall be released from all of its liabilities and obligations under this Indenture and the Notes (including the Guarantees).

ARTICLE 11
Guarantee of Securities

Section 11.01.        Guarantee.

Each Guarantor hereby jointly and severally and fully and unconditionally guarantees to each Holder of Notes and to the Trustee on behalf of each such Holder, the due and punctual payment in full of the principal of and premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes (collectively, the “Obligations”), in accordance with the terms of the Notes and this Indenture. If the Company shall fail to pay when due any Obligations, for whatever reason, each Guarantor shall be jointly and severally obligated to pay in cash the same promptly. An Event of Default under this Indenture or the Notes shall entitle the Holders of the Notes to accelerate the Obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company.

Section 11.02.        Additional Guarantors.

The Company and the Initial Guarantor shall cause each New KKR Entity (other than a Non-Guarantor Entity) to become a Guarantor pursuant to this Indenture and provide a Guarantee in respect of the Notes.

Section 11.03.       Waiver.

To the fullest extent permitted by applicable law, each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, any requirement that the Trustee or any of the Holders exhaust any right or take any action against the Company or any other Person, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever, and covenants that no Guarantee will be discharged in respect of the Notes except by complete performance of the Obligations contained in the Notes and in this Article.

Section 11.04.        Guarantee of Payment.

Each Guarantee shall constitute a guarantee of payment when due and not a guarantee of collection. The Guarantors hereby agree that, in the event of a default in payment of principal of or premium, if any, or interest on the Notes, whether at its Stated Maturity, by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of any Note, subject to the terms and conditions set forth in this Indenture, directly against the Guarantors to enforce the Guarantee without first proceeding against the Company.

Section 11.05.        No Discharge or Diminishment of Guarantee.

Subject to Section 11.10, the obligations of each of the Guarantors hereunder shall be absolute and unconditional and not be subject to any reduction, limitation, termination or impairment for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Securities, this Indenture or the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Trustee or any Holder of the Notes to assert any claim or demand or to enforce any remedy under this Indenture or the Notes, any other guarantee or any other agreement, by any waiver, modification or indulgence of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, by any release of any other Guarantor pursuant to Section 11.10 or by any other act or omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations); provided, however, that notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantors, increase the principal amount of the Notes, or increase the interest rate thereon, change any redemption provisions thereof (including any change to increase any premium payable upon redemption thereof) or change the Stated Maturity of any payment thereon, or increase the principal amount of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration or the maturity thereof pursuant to Section 502 of the Base Indenture.

Section 11.06.        Defenses of Company Waived.

To the extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Company or any other Guarantor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company, other than final payment in full in cash of the Obligations. Each of the Guarantors waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each of the Guarantors against the Company or any security.

Section 11.07.       Continued Effectiveness.

Subject to Section 11.10, each of the Guarantors further agrees that its Guarantee with respect to the Notes hereunder shall remain in full force and effect and continue to be irrevocable notwithstanding any petition filed by or against the Company for liquidation or reorganization, the Company becoming insolvent or making an assignment for the benefit of creditors or a receiver or trustee being appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored or returned by the Trustee or any Holder of the Notes, whether as a “voidable preference,” “fraudulent transfer” upon bankruptcy or reorganization of the Company or otherwise, all as though such payment or performance had not been made, until the date upon which the entire Obligation, if any, and interest on the Notes has been, or has been deemed pursuant to the provisions of this Indenture to have been paid in full. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned on the Notes, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed paid only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.08.       Subrogation.

In furtherance of the foregoing and not in limitation of any other right of each of the Guarantors by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, each of the Guarantors hereby promises to and will, upon receipt of written demand by the Trustee or any Holder of the Notes, forthwith pay, or cause to be paid, to the Holders in cash the amount of such unpaid Obligations, and thereupon the Holders shall, assign (except to the extent that such assignment would render a Guarantor a “creditor” of the Company within the meaning of Section 547 of Title 11 of the United States Code as now in effect or hereafter amended or any comparable provision of any successor statute) the amount of the Obligations owed to it and paid by such Guarantor pursuant to this Guarantee to such Guarantor, such assignment to be pro rata to the extent the Obligations in question were discharged by such Guarantor, or make such other disposition thereof as such Guarantor shall direct (all without recourse to the Holders, and without any representation or warranty by the Holders). If (a) a Guarantor shall make payment to the Holders of all or any part of the

Obligations and (b) all the Obligations and all other amounts payable under this Indenture shall be paid in full, the Trustee will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor.

Section 11.09.       [Reserved.]

Section 11.10.       Release of Guarantor and Termination of Guarantee.

A Guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations under this Indenture and its Guarantee without any action required on the part of the Trustee or any Holder; provided that such Guarantor would not, immediately after such release and discharge, be required to become a Guarantor pursuant to Section 11.02:

(a)          at any time such Guarantor is sold or disposed of (whether by merger, consolidation or the sale of all or substantially all of its assets) to an entity that is not required to become a Guarantor, if such sale or disposition is otherwise in compliance with this Indenture;

(b)          such Guarantor is designated a Non-Guarantor Entity in accordance with this Indenture; or

(c)          the Company effects a Defeasance or Covenant Defeasance in accordance with Article XIII of the Base Indenture or Article 9 hereof.

The Company may designate any Person as a “Non-Guarantor Entity” if (i) such Person is directly or indirectly wholly owned by one or more of the Credit Parties and (ii) such Person, together with all then-existing Non-Guarantor Entities designated pursuant to this clause (ii) on a combined and consolidated basis and taken as a whole, would not constitute a Significant Subsidiary (the foregoing, the “Non-Guarantor Limitation”). The Company may also, from time to time, remove the designation of any Person as a Non-Guarantor Entity and must remove the designation as to one or more Non-Guarantor Entities designated pursuant to clause (ii) of the immediately preceding sentence to the extent as of the end of any fiscal quarter such Non-Guarantor Entities exceed the Non-Guarantor Limitation. Any such designation or removal by the Company shall be evidenced to the Trustee by promptly filing with the Trustee a Company Resolution giving effect to such designation or removal, and in the case of a designation, a certificate of the chief financial officer of the Company (or, in his or her absence, the principal executive officer, principal accounting officer or treasurer of the Company) certifying that such designation complied with the foregoing provisions. The Company shall promptly file with the Trustee a notice of any such release of a Guarantor in accordance with this Indenture.

The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request of the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section.

Section 11.11.       Limitation of Guarantors’ Liability.

Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee by such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the United States Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantor. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under this Indenture and its Guarantee shall be limited to the maximum aggregate amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of, any other Guarantor in respect of the obligations of such Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting such fraudulent transfer or conveyance.

Each Guarantee is expressly limited so that in no event, including the acceleration of the Maturity of the Notes, shall the amount paid or agreed to be paid in respect of interest on the Securities (or fees or other amounts deemed payment for the use of funds) exceed the maximum permissible amount under applicable law, as in effect on the date hereof and as subsequently amended or modified to allow a greater amount of interest (or fees or other amounts deemed payment for the use of funds) to be paid under such Guarantee. If for any reason the amount in respect of interest (or fees or other amounts deemed payment for the use of funds) required by a Guarantee exceeds such maximum permissible amount, the obligation to pay interest under such Guarantee (or fees or other amounts deemed payment for the use of funds) shall be automatically reduced to such maximum permissible amount and any amounts collected by any Holder of the Notes in excess of the permissible amount shall be automatically applied to reduce the outstanding principal on such Security.

Section 11.12.       No Obligation to Take Action Against the Company.

Neither the Trustee, any Holder nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or take any other steps under any security for the Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee, such Holder or such other Person is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantee.

Section 11.13.       Execution and Delivery.

To evidence its Guarantee set forth in this Article 11, the Initial Guarantor hereby agrees that this Second Supplemental Indenture shall be executed on behalf of the Initial

Guarantor by an Officer of such Guarantor, and in the case of any New KKR Entity that becomes a Guarantor in accordance with this Indenture, such New KKR Entity’s Guarantee shall be evidenced by the execution and delivery on behalf of such New KKR Entity of a supplemental indenture hereto by an Officer of such New KKR Entity.

Each Guarantor hereby agrees that its Guarantee set forth in this Article 11 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Second Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Guarantee shall be valid nevertheless.

The delivery of the Notes by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

ARTICLE 12
Miscellaneous

Section 12.01.       Execution as Supplemental Indenture.

This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Second Supplemental Indenture forms a part thereof.

Section 12.02.       Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 12.03.       Separability Clause.

In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.04.       Successors and Assigns.

All covenants and agreements in this Second Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 12.05.       Execution and Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Second Supplemental Indenture or any document to be signed in connection with this Second Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 12.06.       Governing Law.

This Second Supplemental Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York. The Company, the Guarantors and the Trustee agree that any legal suit, action or proceeding arising out of or relating to the Indenture, and the Company, the Guarantors and Holders of the Notes agree that any legal suit, action or proceeding arising out of or relating to the Notes, may be instituted, brought and enforced in the United States District Court for the Southern District of New York (or, other than with respect to a cause of action arising under the Securities Act, if such court does not have jurisdiction over such action, suit or proceeding, the Supreme Court of New York County (Commercial Division) in the State of New York of the State of New York), which will be the exclusive forum for any such actions, suits or proceedings, except that any action, suit or proceeding asserting a cause of action arising under the Exchange Act may also be brought and enforced in any federal district court of the United States, which will be the exclusive forum for such actions, suits or proceedings. Holders of the Notes will be deemed to have consented to the jurisdiction of such courts and have waived any objection that such courts represent an inconvenient forum for any such suit, action or proceeding.

Section 12.07.       FATCA

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law (and shall timely pay the amounts so withheld or deducted to the applicable governmental authority) for which The Bank of New York Mellon shall not have any liability, except in cases of gross negligence or willful misconduct. Each of the Company and the Trustee agrees to reasonably cooperate and, at the reasonable request of the other, to provide the other with such information as each may have in its possession that is necessary to enable the determination of whether any payments hereunder are subject to FATCA Withholding Tax.

Section 12.08.       Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes.

Each Holder of the Notes will, by accepting the Notes or a beneficial interest therein, agree and shall be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute indebtedness, and will treat the Notes as indebtedness, for all U.S. federal, state and local tax purposes.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

KKR & Co. Inc.

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

KKR Group Partnership L.P.

By:	KKR Group Holdings Corp., as its general partner

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Ann M. Dolezal
	Name:	Ann M. Dolezal
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]